Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, Minnesota 55441

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Christopher & Banks Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company from time to time for an aggregate initial offering price of up to $75,000,000 of (i) its common stock, par value $0.01 per share (the “Common Stock”); (ii) its preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) warrants to purchase Common Stock (the “Common Stock Warrants”); and (vi) units consisting of two or more of the Common Stock, Preferred Stock, or Common Stock Warrants, offered and sold together (“Units”).  In addition to any Common Stock and Preferred Stock that may be issued directly, the Registration Statement also relates to the offer and sale by the Company of such indeterminate amount of Common Stock as may be issued upon conversion or exchange of Preferred Stock or Common Stock Warrants for which no separate consideration will be received by the Company.  The Common Stock, Preferred Stock, Common Stock Warrants and Units are herein collectively referred to as the “Securities.”

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.                                           The Company has the authority pursuant to its Restated Certificate of Incorporation, as amended (the “Certificate”) to issue up to 74,000,000 shares of Common Stock.  Upon adoption by the Company’s Board of Directors (the “Board”) or a duly constituted and empowered committee thereof (a “Committee”) of resolutions in sufficient form and content under the Delaware General Corporation Law (the “DGCL”), as then in effect, and the

Company’s Certificate and Restated Bylaws, as amended (the “Bylaws”), as then in effect, to authorize a particular issuance of Common Stock (including any issuance of Common Stock (i) upon the exchange or conversion of any validly issued, fully paid and nonassessable Preferred Stock exchangeable or convertible into Common Stock, or (ii) upon the exercise of any validly issued Common Stock Warrants exercisable for Common Stock) and upon the due execution, issuance and delivery of certificates representing the Common Stock (or, if uncertificated, the making of valid book-entry notations in the share register of the Company) and payment for such Common Stock in the manner contemplated by such resolutions and by the Registration Statement, the prospectus included therein (the “Prospectus”) and the related prospectus supplement(s) (each, a “Prospectus Supplement”) (and in the case of the issuance of Common Stock pursuant to clauses (i) or (ii) above, upon the satisfaction of and compliance with the conditions to such exchange, conversion or exercise), such Common Stock will be validly issued, fully paid and nonassessable.

2.                                           The Company has the authority pursuant to its Certificate to issue up to 1,000,000 shares of Preferred Stock.  Upon the due designation of a series or class of Preferred Stock by the Board or a Committee in accordance with the DGCL, as then in effect (including without limitation the filing of the resolutions designating such series or class), and the Company’s Certificate and Bylaws, as then in effect, and adoption by the Board or a Committee of resolutions in sufficient form and content under the DGCL, as then in effect, and the Company’s Certificate and Bylaws, as then in effect, to authorize a particular issuance of shares of such series or class of Preferred Stock and upon the issuance and delivery of and payment for such Preferred Stock in the manner contemplated by such resolutions and by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Preferred Stock of such series or class will be validly issued, fully paid and nonassessable.

3.                                           When (a) the Board or a Committee has adopted resolutions in sufficient form and content under the DGCL, as then in effect, and the Company’s Certificate and Bylaws, as then in effect, to authorize the creation, issuance and delivery of any Common Stock Warrants, (b) a warrant agency agreement for the Common Stock Warrants has been duly authorized, executed and delivered by the Company and the warrant agent and (c) the instruments representing such Common Stock Warrants have been duly authenticated by the warrant agent and duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the warrant agency agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Common Stock Warrants will constitute binding obligations of the Company.

4.                                           When (a) the Board or a Committee has adopted resolutions in sufficient form and content under the DGCL, as then in effect, and the Company’s Certificate and Bylaws, as then in effect, to authorize the creation, issuance and delivery of any Units, (b) all actions described in paragraphs 1 through 3 above, as the case may be, have been taken with respect to the other Securities constituting a part of such Units, (c) an agreement for the applicable Units has been duly authorized, executed and delivered by the Company and a purchaser of such Units or an agent for the purchasers, as the case may be, and (d) the instruments representing such Units have been duly executed and delivered by the Company against payment therefor in accordance with the terms of such resolutions and the applicable unit agreement and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, such Units will constitute binding obligations of the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

a.                                       Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

b.                                      Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

c.                                       Our opinions stated above are subject to limitations regarding the availability of indemnification and contribution where such indemnification and contribution may be limited by applicable law or the application of principles of public policy.

d.                                      In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of a series of Securities, (i) the applicable resolutions referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement and any required post-effective amendment thereto, (iii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act of 1933, as amended, and will continue to be effective, (iv) such Securities will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related Prospectus Supplement and in compliance with the Securities Act of 1933, as amended, the rules and regulations thereunder, and any applicable state securities laws, all as then in effect, (v) none of the particular terms of a series of Securities will violate any applicable law, (vi) neither the issuance and sale of such Securities nor the compliance by the Company with the terms thereof will result in a violation of the Certificate or Bylaws of the Company as then in effect, any agreement or instrument then binding upon the Company or any order then in effect of any court or governmental body having jurisdiction over the Company, (vii) with respect to the issuance of Securities that are equity securities, the Company has a sufficient number of securities of that class or series of equity securities authorized under its Certificate as then in effect, and (viii) with respect to the issuance of any Securities that are exercisable for or exchangeable or convertible into any class or series of equity securities, the Company has a sufficient number of securities of such class or series of equity securities issuable on exercise, exchange or conversion of such Securities authorized under its Certificate as then in effect at the time of issuance and at the time of exercise, exchange or conversion of such Securities.

e.                                       We express no opinion as to the enforceability of (i) provisions that relate to choice of law or forum selection, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

f.                                         We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the DGCL and the federal laws of the United States of America.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus constituting part of the Registration Statement.

Dated: May 24, 2012

Very truly yours,

/s/ Dorsey & Whitney LLP

JBA